Exhibit 99.1

Media Relations Contact: Scott Horn (408.658.1820) scott.horn@seagate.com

SEAGATE TECHNOLOGY ANNOUNCES PRICING AND INCREASED SIZE
OF SENIOR UNSECURED NOTES OFFERING

CUPERTINO, CA — November 24, 2014 — Seagate Technology plc (NASDAQ: STX) announced that it has increased the size of its previously announced offering of $300 million aggregate principal amount of senior notes due 2034 (the “Notes”) to $500 million. The Notes were priced at 99.706% of the aggregate principal amount and will bear interest at a rate of 5.75% per annum. The Notes will be issued by Seagate HDD Cayman (“HDD Cayman”), an indirect wholly-owned subsidiary of Seagate Technology plc (“Seagate”), and guaranteed by Seagate Technology plc.

The Notes are being sold in a private placement to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The sale of the Notes is expected to close on December 2, 2014, subject to customary closing conditions.

Seagate estimates that the net proceeds from the offering will be approximately $492 million after deducting underwriting discounts and estimated offering expenses.

HDD Cayman intends to use the net proceeds from the offering for general corporate purposes, which may include, but are not limited to, the retirement of a portion of its existing indebtedness (including funding the redemption of all of its remaining outstanding 6.800% Senior Notes due 2016), capital expenditures and other investments in the business.

About Seagate

Seagate is a world leader in hard disk drives and storage solutions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful. The Notes to be offered have not been and will not be registered under the Securities Act, or applicable state securities laws, and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

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